SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                           Current Report Pursuant to
                             Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): April 13, 2001



                           WESTELL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                       0-27266                 36-3154957
 (State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
    of incorporation)                                     Identification Number)


750 North Commons Drive, Aurora, Illinois                         60504
(Address of principal executive offices)                         (Zip Code)



                                 (630) 898-2500
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

         On April 13, 2001, Westell Technologies, Inc. (the "Company") entered into an Amendment to its Amended and Restated Loan and Security Agreement among LaSalle Bank National Association and Harris Trust and Savings Bank, as lenders, and the Company, which was made effective as of February 28, 2001 (the "Amendment"). The primary requirement of the Amendment is that Westell raise $25 million of equity financing prior to June 30, 2001 ($5 million of which must be raised prior to May 15, 2001), and pay such amounts to the lenders. The amounts paid to the lenders will be available for reborrowing under the credit facility subject to the Company's borrowing base. The Company was not in compliance with EBITDA and the interest coverage ratio covenants at February 28, 2001 and March 31, 2001; however, in the Amendment, the lenders granted the Company a waiver with respect to those covenants and revised the minimum net worth, interest coverage ratio and EBITDA covenants going forward. If the financial covenants beginning with the June 30, 2001 quarter are not met, then the lenders may demand repayment of all amounts outstanding. In addition, the Amendment requires the Company to deliver to the lenders by May 15, 2001, a favorable opinion from a consultant approved by the lenders as to the reasonableness and achievability of the Company's projections. Failure to deliver a favorable opinion by June 30, 2001 or to raise such funds constitutes an event of default and allows the lenders to demand repayment of all amounts outstanding under the credit facility. There can be no assurance that the Company will be able to comply with the amended financial covenants or raise the equity financing required by the Amendment. Outstanding borrowings under the credit facility are currently classified as a current liability in the Company's consolidated financial statements.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

         Exhibit 10.18 Amendment to Amended and Restated Loan and Security Agreement dated as of April 13, 2001, effective as of February 28, 2001, among LaSalle Bank National Association, Harris Trust and Savings Bank and Westell Technologies, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                WESTELL TECHNOLOGIES, INC.



                                                By:  /s/Nicholas Hindman
                                                    ----------------------------



Dated:  April 17, 2001